EXHIBIT 10.01

                      AGREEMENT TO MANUFACTURE AND PURCHASE

This agreement, between Imagenetix, Inc. ("IMAGENETIX") a California corporation, and Wiley Organics, Inc. dba Organic Technologies ("Organic"), an Ohio corporation, shall be effective as of the first day of January, 2000 (the "Effective Date"), and witnesses the following:


                                    RECITALS
                                    --------

WHEREAS, IMAGENETIX desires to enter into a multi-year exclusive contract with ORGANIC for the purchase of formulations containing Cetyl myristoleate.

WHEREAS, Organic has technical and manufacturing ability to manufacture formulations of Cetyl myristoleate and desires a multi-year contract with IMAGENETIX to supply exclusively to IMAGENETIX all formulations containing Cetyl myristoleate.

WHEREAS, IMAGENETIX has full legal authority to enter into this agreement with ORGANIC for the purchase of formulations containing Cetyl myristoleate.

WHEREAS, Organic has demonstrated technical capability, manufacturing capacity, and full legal authority to enter into this agreement with IMAGENETIX for the manufacture and sale of formulations containing Cetyl myristoleate.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein set forth, the parties hereby agree as follows:


1.   DEFINITIONS

     "CM" means the organic ester, Cetyl myristoleate and all formulations containing the same. CM is formed from the reaction of Myristoleic acid (cis-9-Tetradecenoic acid) and Cetyl alcohol (1-Hexadecanol). CM is derived from petroleum and/or animal sources, is manufactured under Good Manufacturing Practices and used by IMAGENETIX as a neutriceutical product.

     "CMO-20" means CM that complies with the specification as set forth in Attachment "A".

     "CMA-20" means CM that complies with the specification as set forth in Attachment "B".

     "Calendar quarter" is defined as one fourth of a calendar year as measured in three months increments beginning on January 1.

     "Confidential Information" means valuable information, owned by IMAGENETIX or ORGANIC as described in Attachment "C".

2.   CM PURCHASE REQUIREMENT

     ORGANIC agrees to make available to IMAGENETIX a maximum quantity of 3,000 kilograms of CM per calendar quarter during the term of this Agreement.

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     IMAGENETIX may at its option, order either CMO-20 or CMA-20 from ORGANIC and ORGANIC shall produce and sell said specified type of CM, provided IMAGENETIX gives ORGANIC 90 day advance notice regarding the type of CM requested.

     If IMAGENETIX fails to specify the type of CM required, or fails to order products in a timely manner as set forth in this agreement, ORGANIC will have the option to manufacture and ship to IMAGENETIX those minimum quantities of that type of CM which resulted in more orders over the previous 90 day period, and invoice IMAGENETIX for the calendar quarterly minimum quantities accordingly.

     IMAGENETIX may place additional purchase orders for CM during the first term or any renewal term of this agreement. In each and every case, if IMAGENETIX issues orders in excess of the calendar quarter minimum, ORGANIC shall have up to ninety (90) days after the date on which an order is received from IMAGENETIX to produce and ship the additional CM.

     Order dates shall determine the calendar quarter when each applicable transaction occurs, i.e., if CM is ordered during the latter weeks of one calendar quarter and delivered during the following calendar quarter, CM will be counted in the earlier calendar quarter.

     Notwithstanding the foregoing provisions of this section, in the event ORGANIC fails to ship to IMAGENETIX on a timely basis as set forth in this agreement sufficient CM to satisfy all orders for any two consecutive calendar quarters, IMAGENETIX will have the right to purchase CM from other suppliers of IMAGENETIX's sole choosing. If IMAGENETIX elects to purchase quantities of CM beyond ORGANIC's ability to supply, ORGANIC will have-an additional 90 days to remedy the CM supply shortfall. Upon receipt by IMAGENETIX of written notice from ORGANIC that it can supply all or a fraction of the excess CM required by IMAGENETIX, IMAGENETIX shall reissue orders to ORGANIC for the fraction of CM ORGANIC certifies it can supply, provided that said additional amounts are still required by IMAGENETIX.

3.   Price

     The price for the first 3,000 kilograms of CM which is ordered on a calendar quarterly basis shall be U.S.$70.00 per kilogram F.O.B. shipping point. For each additional kilogram ordered beyond 3,000 kilograms per calendar quarter, the price shall be U.S.$60.00 per kilogram. If the total amount ordered in any one calendar quarter exceeds 6000 kilograms, Organic shall discount all quantities ordered during said calendar quarter to U.S.$60.00 per kilogram FOB shipping point.

     Notwithstanding the foregoing, if IMAGENETIX receives bona fide offers by another company to supply CM that meets all of the specifications in Attachments "A" and/or "B", and further, if IMAGENETIX seeks a price reduction from ORGANIC based upon such a competitive offer, the parties shall follow the following procedure to obtain price reductions from ORGANIC.

          a. IMAGENETIX shall send notice to ORGANIC that a lower competitive price for CM has been received and that IMAGENETIX desires ORGANIC to reduce its price for future purchases of CM to within 120% of the competitive price.

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          b. IMAGENETIX shall provide independently verifiable evidence of the lower competitive offer and warrant that it receives or anticipates receiving no economic interest in the entity offering CM at a lower price, beyond the simple and straightforward purchase of CM.

          c. ORGANIC shall have up to 90 days from the notice referred to in 3(a) to initiate a price reduction for future orders to within 120% of the competitive price.

     If ORGANIC provides the above Notice of CM Price Reduction to IMAGENETIX within 90 days as indicated, and further, provided ORGANIC is supplying quantities of CM ordered by IMAGENETIX and otherwise not in breach of this agreement, ORGANIC shall thereby preserve its exclusive CM supply position with IMAGENETIX.

     If ORGANIC fails to provide Notice of CM Price Reduction within 90 days as required, and thus fails to offer pricing within 120% of the competitive offer, IMAGENETIX shall be free of requirements to purchase CM from ORGANIC and this agreement shall be subject to immediate termination by either party.

4.   Ordering, Invoicing, Shipment and Payment Terms.

     All orders for CM by IMAGENETIX shall be in writing, by Purchase Order in a form acceptable to ORGANIC. ORGANIC shall provide IMAGENETIX with an acceptable purchase order form upon execution of this Agreement.

     Following each shipment of CM to IMAGENETIX, an invoice shall immediately be sent by telecopy and U.S. Mail to IMAGENETIX describing the quantity of CM shipped, the place where such Product is scheduled to be delivered, the date of shipment, and the price. If IMAGENETIX fails to provide timely shipping instructions to ORGANIC, ORGANIC shall have the right to invoice and to expect payment for calendar quarter minimum quantities of CM produced. In such cases, ORGANIC will hold CM for 90 days at no extra charge, whether it is paid for or not, until shipping instructions are received from IMAGENETIX. After 90 days Imagenetix shall be liable to pay the costs of storage not to exceed area standard warehouse rates plus 20%.

     Upon receipt of a valid invoice by telecopy for CM, IMAGENETIX will pay to ORGANIC in cash or cash equivalent, the full amount due within thirty (30) days of receipt of invoice. For purposes hereof, the parties agree that payments are deemed made when actually received by ORGANIC.

     All shipments of CM shall be made F.O.B. origin of manufacture. IMAGENETIX shall designate the method of shipment reasonably well in advance of each such shipment.

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5.   Specifications.

     All CM supplied hereunder shall conform to the CM Specifications agreed upon by IMAGENETIX and ORGANIC as detailed in Attachments "A" and "B", attached hereto and made a part hereof. Any revisions or amendments to CM specifications shall be in writing and must be agreed upon by both ORGANIC and IMAGENETIX prior to the time any order for CM is issued by IMAGENETIX that will be expected to conform to revised specifications.

6.   Warranties.

     ORGANIC agrees and warrants that all CM shipped or delivered shall conform to the specifications set forth in Attachments "A" and/or "B" which is incorporated herein by this reference.

     ORGANIC warrants that CM delivered to, or at the direction of IMAGENETIX, will at the time of shipment be free of defects and that IMAGENETIX will receive good title to the product, free of all liens and encumbrances of any kind. At the time of shipment of CM to IMAGENETIX, IMAGENETIX assumes all ownership and control of CM, and shall thereafter assume all responsibility for CM, including compliance with all laws and regulations regarding CM further including compliance with U.S. Food and Drug Administration laws and regulations.

     ORGANIC warrants that it will manufacture CM in a good and workmanlike manner consistent with Good Manufacturing Practices and maintain proper sanitation practices appropriate to a product manufactured for human consumption and will comply with all applicable Federal, State and local laws, ordinances and regulations.

     Inasmuch as ORGANIC has no control over the application of CM by IMAGENETIX or other products with which it may be used and inasmuch as said product is to be manufactured pursuant to specifications accepted by IMAGENETIX, ORGANIC assumes no responsibility or liability for its CM beyond its warranty that the product conforms to IMAGENETIX's specifications.

     ORGANIC warrants that all CM furnished hereunder does not infringe on any patent, trademark or copyright; that ORGANIC will, at its own expense, defend any suit, with legal counsel of its choice, that may arise in respect to CM composition of matter claims.

     It is understood by both parties to this agreement that ORGANIC does not direct or have control over the uses to which IMAGENETIX may employ CM. Thus, IMAGENETIX shall indemnify, defend and hold harmless ORGANIC and its owners, affiliates, directors, officers, employees, agents, successors and assigns from all loss and expense incurred on account of any such alleged or actual infringement involving the uses to which IMAGENETIX employs CM that is supplied by ORGANIC.

     Inasmuch as IMAGENETIX has no control over the manufacturing of CM by ORGANIC, IMAGENETIX assumes no responsibility for the manufacturing process or for any product which does not conform to CM specifications, as set forth in Attachments "A" or "B".

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     ORGANIC warrants that it will reserve sufficient production capacity to produce a minimum of 5,000 kilograms of CM per calendar quarter.

7.   Product Liability Insurance.

     Each party to this agreement shall provide for itself and maintain, at its own costs and expense during the term of this Agreement, commercially reasonable product liability insurance. Both parties shall furnish Certificates of Insurance to each other, and the respective policies shall contain an endorsement requirement for the carrier to give the respective parties at least ten days prior notice of cancellation of said policies.

8.   Term.

     This agreement shall commence on the Effective Date set forth on page 1 of the agreement and shall continue for three (3) years unless it is terminated by either or both parties in accordance with the provisions of this agreement.

     This agreement is an evergreen contract and thus it shall automatically renew for additional increments of three (3) years unless terminated by IMAGENETIX or ORGANIC. Termination at the end of any three year contract period shall be implemented by delivering to the other party a Notice of Termination at least 180 days prior to the end of any three year -contract period.

9.   Rejection of Product.

     In the event that CM is claimed not to meet the specifications set forth in Attachments "A" or "B", said claim shall be processed as follows:

          a. IMAGENETIX shall notify ORGANIC in writing or by facsimile of the rejection within twenty (20) days of either the physical receipt of the shipment or a representative sample of the CM in question, whichever occurs first. IMAGENETIX's Notice of Rejection shall set forth the defect or conditions that are believed to cause the nonconformity.

          b. Upon Notification of Rejection, ORGANIC shall have the right to inspect rejected Product at the rejection site, or to request a sample of said rejected Product.

          c. IMAGENETIX and ORGANIC shall negotiate an expedited shipment schedule for the replacement of the rejected CM.

          d. In the event of a dispute concerning whether rejected CM fails to meet required specifications, the parties shall agree to negotiate in good faith to resolve such dispute and, if unable to resolve such dispute, shall be bound by the final report of a mutually-chosen independent lab's findings.

          e. IMAGENETIX shall not be liable for the payment of any invoice for product that is not shipped in conformity with the CM product specifications.

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10.  Ownership of Intellectual Property Right.

     Both parties shall have and retain ownership of all rights, title and interest in and to their respective intellectual property rights. The intellectual property rights are agreed to include, but are not limited to the following:

          a. Rights in the trademarks that are enforceable under common law, State law, Federal law or the laws of foreign countries;

          b.   Rights and copyrights and rights of authorship; and

          c. Rights and trade secrets under common law, State law, Federal law and the laws of the foreign countries.

11.  Sale of CM to Unauthorized Third Parties.

     ORGANIC agrees that subject to the provisions of this agreement and while this agreement remains in effect, it will not sell CM to any party other than IMAGENETIX, unless given specific written authority to do so from IMAGENETIX.


12.  Purchase of CM from Unauthorized Third Parties

     IMAGENETIX agrees that while this agreement is in effect, it will not purchase CM from any party other than ORGANIC, unless authority for such purchase is specifically provided for in this agreement or separate written authority is provided by ORGANIC.

13.  Confidentiality.

     Each party shall treat all confidential information received from the other party as a trade secret of the other party, except as other wise provided for in this agreement including in Attachment "C", incorporated into and made a part of this agreement by reference.

     Each party shall retain ownership of their respective confidential information that may be transferred by performance of this agreement.

     Each party may use the other's confidential information only to the extent specifically authorized by this agreement or as necessary to perform this agreement.

     In the event a dispute arises regarding the confidential nature of information, the information disclosed shall be treated as confidential information until such time as a determination is made as to the confidential nature under the dispute provisions of this agreement.

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14.  Dispute or Breach of Agreement.

     If either party determines that the other party has breached this Agreement, the non-defaulting party shall give written notice of the breach to the other party. The defaulting party shall have sixty (60) days from receipt of the notice in which to cure the breach.

     If the defaulting party has not cured the breach within the sixty (60) day period, the non-defaulting party shall have the right to suspend or terminate this Agreement.

     The validity of an interpretation of this agreement and the legal relations of the parties thereto shall be governed by the laws of the State of Ohio. In the event that a Court of competent jurisdiction holds that any particular provision or requirement of this agreement is in violation of any applicable law or is otherwise unenforceable, this agreement shall be construed as if such provision or requirement was not written into this Agreement.

     In the event, a suit is brought or an attorney retained to collect any money due under this Agreement, or to collect a judgment for breach thereof, the prevailing party shall be entitled to recover, in addition to any other remedy, reimbursement of reasonable attorney fees, courts costs, investigation costs and other related expenses incurred in connection therewith.

     Any claim or controversy arising out of or relating to the performance of this Agreement, which has not been settled by mediation, shall be settled by litigation. Both parties maintain and assert their respective rights at law and do not hereby waive any such rights under this contract or otherwise, unless specific future actions are undertaken to notice the other party of any waiver of rights.

15.  Early Termination by IMAGENETIX.

     Regardless of any anniversary or expiration date hereof, IMAGENETIX may, at its discretion, terminate this agreement upon first providing ORGANIC sixty
     (60) days written notice of such termination but only upon the occurrence of any of the following:

          a.   ORGANIC's violation of the party's confidentiality agreement;

          b. ORGANIC's failure during any two consecutive calendar quarters to provide to IMAGENETIX minimum calendar quarter quantities of 3000 kilograms and/or in any one quarter 2250 kilograms of CM all conforming to the product specifications set forth in Attachments "A" or "B" attached hereto; provided, however, IMAGENETIX must properly and promptly tender its termination notice within the calendar month next following the calendar quarter of ORGANIC"s non-performance or under-performance giving rise to such termination. IMAGENETIX reserves the right to terminate this agreement in accordance herewith for subsequent consecutive quarterly failures of delivery by ORGANIC regardless of its election not to terminate in any other particular instance.

          c.   ORGANIC's unauthorized sale of CM.

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          d.   IMAGENETIX may cancel this agreement if the CM market fo]
               products containing CM that are sold by IMAGENETIX is sc depressed that IMAGENETIX no longer needs additional CM, provided, however, that IMAGENETIX and ORGANIC first make ~ good faith effort to timely negotiate reduced calendar quarterly minimums or extend deliveries. If such negotiations prove to b(euro) unsuccessful for any reason, IMAGENETIX may issue a Notice of Termination to ORGANIC; provided however, that IMAGENETIX understands that ORGANIC will be entitled to the timely payment of a monetary cancellation charge for all finished goods inventory, work-in-process, disposal costs, and other reasonable direct costs plus 30%, or US$350,000.00, whichever amount is less.

          e. The cancellation provision under 15 (d) cannot be used to circumvent the procedure for lower competitive pricing as set forth in section 3 above, but is only to be used if IMAGENETIX warrants that it no longer needs CM in sufficient quantity to justify continuing in this agreement.

     Upon termination of this agreement for any of the above reasons in this section, nothing herein shall release IMAGENETIX from any obligation that matured prior to the date of termination and all rights granted herein shall revert to the respective parties.

16.  Early Termination by ORGANIC.

     Regardless of any anniversary or expiration date hereof, ORGANIC may, at its discretion, terminate this agreement upon first providing IMAGENETIX written notice of such termination by telecopy and U.S. Registered or Certified Mail; and in addition, allowing IMAGENETIX the amount of time allowed in this section to correct any of the conditions noted; nevertheless, termination under this section shall apply only upon the occurrence of any of the following:

          a. IMAGENETIX's refusal to pay proper invoice(s) for CM in accordance with this agreement;

          b. IMAGENETIX's repeated late payment for CM and provided that advance notice as required in this agreement has been delivered to IMAGENETIX.

          c.   IMAGENETIX's violation(s) of the parties' Confidentiality
               Agreements;

          d. IMAGENETIX's unreasonable or unjustified failure to accept shipment of ORGANIC's conforming product in minimum quantities as specified in this agreement;

          e. IMAGENETIX's violation(s) of any laws or rules of any governmental agency which impairs or prejudices ORGANIC or the rights thereof.

     IMAGENETIX shall have thirty (30) days after receiving by telecopy or by U.S. Registered or Certified Mail, the notice of termination described in this section to correct the conditions noted above in 16(a) and 16 (b). IMAGENETIX shall have sixty (60) days from such notice to correct the

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     conditions noted above in 16(c), 16(d) and 16(e). For the purposes of this section, notices that are sent by U.S. Registered or Certified Mail are considered to be received by IMAGENETIX when they are postmarked.

     Upon termination of this agreement for any of the above reasons, nothing herein shall release ORGANIC from any obligation that matured prior to the date of termination and all rights granted herein shall revert to the respective parties.

17.  Communications and Notices.

     All communications and notices to IMAGENETIX concerning this agreement shall be addressed as follows:

                                Imagenetix, Inc.
                       Attn: William P. Spencer, President
                             16935 W. Bernardo Drive
                                    Suite 101
                               San Diego, CA 92127
                               FAX (858) 674-8460


     All communications to ORGANIC concerning this agreement shall be addressed as follows:

                              Organic Technologies
                           Attn: David B. Wiley, C.E.O
                                  P.O. Box 670
                              1245 South 6th Street
                              Coshocton, Ohio 43812
                               FAX (614) 622-3231

     All notices and other communications required by this agreement shall be in writing and shall be sent by telecopy and first-class mail, postage prepaid, to the addresses noted above; provided, however, that any Notice of Termination shall be sent by certified or registered mail and shall be deemed to have been given or made as of the date so mailed.

18.  Independent Contractor.

     ORGANIC is an independent contractor and as such, shall have no power nor shall it represent that it has any power to bind IMAGENETIX or to assume or to create any obligation or responsibility, express or implied, on behalf of IMAGENETIX or in its name. In addition, IMAGENETIX is an independent purchaser of CM and does not have any power to bind ORGANIC or to assume or to create any obligation or responsibility, express or implied, on behalf of ORGANIC or in its name. This agreement shall not be construed as constituting the parties a partnership, joint venture or any other form of association that would impose on any party liability for the act or failure to act of any other party.

19.  Force Majeure.

     ORGANIC, upon giving prompt written notice thereof to IMAGENETIX, shall not be liable for delay or failure to supply product hereunder; nor shall IMAGENETIX be liable for failure to accept goods or otherwise perform hereunder, if such delay or failure is due to causes beyond the reasonable control of ORGANIC or IMAGENETIX, as the case may be, including, but not limited to, acts of God, force majeure, fire, malicious mischief, accident, transportation tie-up, riot, strike, slow down or labor stoppage of any kind or act of any government, foreign or other domestic; provided, however, that mere changes in the market price or demand for CM shall not be deemed a force majeure event. The provision of this section shall not be applicable to either party which fails to use reasonable diligence to remedy the force majeure occurrence and resume performance in an adequate manner and with all reasonable dispatch. The requirement that any force majeure be remedied with all reasonable dispatch shall not require the settlement of strikes or labor controversies by acceding to the demands of the opposing party or parties.

20.  Waiver.

     No waiver by either party hereto with respect to any breach or default of or with respect to any provision or condition of this Agreement, and course of dealing, shall be deemed to constitute a continuing waiver of any other breach or default of or with respect to the same or any other provision or condition of this Agreement, unless such waiver be expressed in writing, signed by the party to be bound.

21.  Assignment.

     The rights and liabilities of the present parties shall bind and inure to the benefit of their respective successors and assigns. ORGANIC may not assign this agreement without the prior written consent of IMAGENETIX, and such consent shall not be unreasonably and belatedly withheld. In the event of any assignment as permitted herein, the term "ORGANIC", wherever used in this License, shall thereafter include such assignee.

     IMAGENETIX may not assign this agreement without the prior written consent of ORGANIC, and such consent shall not be unreasonably and belatedly withheld. In the event of any assignment as permitted herein, the term "IMAGENETIX", wherever used in this agreement, shall thereafter include such assignee.


22.  Wholly-Integrated Agreement.

     This agreement constitutes the entire agreement between the parties hereto and supersedes all previous or contemporaneous negotiations, representations and writings. The agreement may be modified only writing and signed by the parties hereto. Each party shall perform any act and execute any document as is reasonably necessary to effect the intended performance of this Agreement.

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23.  Section Headings.

     The headings of sections in this agreement are for reference only and should not affect the meaning of this agreement.

24.  Counterparts.

     This agreement may be signed in duplicate or triplicate, and each signed Agreement, as well as any complete and legible copy thereof shall be considered as an original counterpart thereof.

25.  Severability.

     The parties hereto intend to be legally bound by the provisions of this Agreement. In the event any provision hereof is deemed or declared by a Court or arbitrator, competent jurisdiction to be invalid, unconstitutional or otherwise unenforceable, the parties intend for the remaining provisions hereof to be of full force and legal effect.

26.  Execution.

     The signatories of this agreement have full authority to act on behalf of and to bind the respective parties to this agreement.

IN WITNESS WHEREOF, the parties have executed and delivered this agreement on the date first above-written.




Imagenetix, Inc.                            Organic Technologies




By:  /s/  William P. Spencer                By:  /s/  David B. Wiley
   --------------------------                  -------------------------
          William P. Spencer, President               David B. Wiley, C.E.O.


Date:  January 5, 2000                      Date:  January 5, 2000

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                                                                 ATTACHMENT "A"

                          Product Specification Sheet

                   Cetyl Myristoleate, 20% in Olive Oil Blend

                                Synonym: CMO-20

                             Product Code: 70477.20

--------------------------------------------------------------------------------

Ingredient Statement
--------------------

This product contains cetyl myristoleate and the cetyl esters of saturated and unsaturated primarily straight-chain monocarboxylic acids from C4 to 018 in length in an olive oil blend. The olive oil content is between 20 and 80 percent by weight. Naturox(R) is added as a stabilizer.

General Description
-------------------

The melting point and appearance are expected to vary from lot to lot depending on which fatty acid cetyl esters are most present in the blend with the cetyl myristoleate and on the color of the olive oil used for the blend.

Specifications
--------------

Cetyl Myristoleate            20 % minimum (by GC area)
Appearance                    Waxy solid at room temperature
Melting Point                 110(degree)F maximum
Color                         Straw to dark amber with perhaps a green tint
Water                         0.50% (by weight) added
Olive Oil                     20 to 40% (by weight) added
Naturox(R)                    0.10% (by weight relative to the cetyl
                              myristoleate content) added


                                                 Revision Date:  10/27/1999

                                                                  ATTACHMENT "B"

                          Product Specification Sheet

                            Cetyl Myristoleate, 20%

                                 Synonym: CMA-20

                             Product Code: 70475.20

--------------------------------------------------------------------------------

Ingredient Statement
--------------------

This product contains cetyl myristoleate and the cetyl esters of saturated and unsaturated primarily straight-chain monocarboxylic acids from C4 to C18 in length. Naturox(R) is added as a stabilizer.

General Description
-------------------

The melting point and appearance are expected to vary from lot to lot depending on which fatty acid cetyl esters are most present in the blend with the cetyl myristoleate.

Specifications
--------------

Cetyl Myristoleate            20 % minimum (by GC area)
Appearance                    Viscous liquid to waxy solid at room temperature
Color                         Straw to dark amber
Water                         0.50 % maximum
Naturox(R)                    0.10 % (by weight) added


                                                 Revision Date:  10/27/1999